                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-24812

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K/KSB  [  ] Form 20-F  [  ] Form 11-K  [ ] Form 10-Q/QSB
                    [  ] Form N-SAR

         For the Period Ended: December 31, 2002

         [ ]  Transition Report on Form 10-K
         [ ]  Transition Report on Form 20-F
         [ ]  Transition Report on Form 11-K
         [ ]  Transition Report on Form 10-Q
         [ ]  Transition Report on Form N-SAR

         For the Transition Period Ended: ________________

         Read attached instruction sheet before preparing form. Please print or type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                           ORBITTRAVEL.COM CORPORATION
                             Full Name of Registrant

                     One Union Square South, Suite 10J
            Address of Principal Executive Office (Street and Number)

                               New York, NY 10003
                            City, State and Zip Code

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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

          (a)  The reasons  described in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense;

          [X]  (b) The subject annual  report,  semi-annual  report,  transition report on Form  10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or
               portion  thereof will be filed on or before the 15th calendar day following  the  prescribed  due date;  or the  subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or  before  the  fifth  calendar  day  following  the prescribed due date; and

          (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable  detail why the Form 10-K,  11-K, 20-F 10-Q,  N-SAR or the transition  report portion  thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     OrbitTravel.com Corporation (the  "Company")  could not file its Form
10-KSB for the year ended  December 31, 2002 within the  prescribed  time period because the Company has not completed its financial statements for the year.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                     Joseph Cellura, Chief Executive Officer
                                 (212) 358-4688
                      (Name) (Area Code) (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

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     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof? [ ] Yes [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

     Orbittravel.com Corporation has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.

Date:    March 28, 2003                     Orbittravel.com Corporation

                                            By: /s/  Joseph Cellura

                                            Title:   Chief Executive Officer